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                                                                       Exhibit 1



                              [English Translation]

     (Note: This English translation of the "Notice of Matters Reported and Passed at the Ordinary General Meeting of Shareholders for the 7th Fiscal Year" (the original document is written in the Japanese language) is provided solely for the convenience of overseas shareholders. This English translation may differ from the original Japanese document. In the case of any discrepancy between the Japanese original and this English translation, the Japanese original shall prevail.)

                                                               December 20, 2002

To Shareholders:


                  Notice of Matters Reported and Passed at the Ordinary General Meeting of Shareholders for the 7th Fiscal Year

Dear Sirs:

         You are hereby notified that the following matters were reported and passed at the Ordinary General Meeting of Shareholdings for the 7th Fiscal Year.

Matters Reported:

     Matters concerning Report of Business Report, Balance Sheet and Income Statement for the 7th fiscal year (from October 1, 2001 to September 30,
     2002). The contents of the above documents were reported.

Matters Passed:
First Item:

   Matter concerning Approval for Appropriation of Earnings for the 7th fiscal year (from October 1, 2001 to September 30, 2002). The matter was passed as per the original proposal.

Second Item:

     Matter concerning Election of Three (3) Directors. Messrs. Kazuhiko Muraki, Fumio Komatsubara and Masaaki Shimamura were each


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     elected as a Director of the Company and each assumed the office of a
     Director of the Company


Notice concerning electronic publication of the Company's financial statements

     Electronic versions of the Company's financial statements [in Japanese] will be available on the Company's Internet homepage (http://www.crayfish.co.jp/jpn/index.html) beginning this fiscal year instead of the statements inserted into newspapers. The electronic publication of corporate financial statements has been permitted pursuant to the Commercial Code, Article 283 Paragraph 5 and the Law for Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki Kaisha, Article 16 Paragraph 3, as the Law for a Partial Revision of the Commercial Code (Law No. 128, 2001) concerning the electronic publication of corporate materials came into effect on April 1, 2002.

Notice concerning resignation of the independent auditor

     Nakachi & Co. has proposed to the Company that it resign as independent auditor at the close of the Ordinary General Meeting of Shareholders for the 7th fiscal year and the Company has accepted Nakachi & Co.'s request. BDO Sanyu & Co. will continue to act as the Company's independent auditor.



                                Yours faithfully,

                           16-13 Ikebukuro 2-chome,
                                Toshima-ku, Tokyo
                               Crayfish Co., Ltd.
                               By: Kazuhiko Muraki
                      Representative Director and President